Exhibit 99.1

For Immediate Release

Xplore Announces Filing of Proposed Public Offering and Initial Application to be Listed on NASDAQ Capital Market

Austin, Texas — July 26, 2012 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it filed a registration statement with the U.S. Securities and Exchange Commission to issue shares of common stock. Xplore intends to use the net proceeds from the offering to expand its sales and marketing efforts, increase its product offerings and for working capital and general corporate purposes. In connection with the offering, Xplore has applied to have its common stock listed on the NASDAQ Capital Market under the symbol “XPLR”.

Xplore has filed preliminary proxy materials with the SEC pursuant to which it is seeking stockholder approval of a reverse stock split of its outstanding common stock and certain matters relating to the conversion of all its preferred stock into common stock. The terms of the proposed reverse stock split and the matters relating to the reduction of the conversion price of each series of its outstanding preferred stock have been approved unanimously by a Special Committee of the Company’s Board of Directors and the entire Board of Directors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A Registration Statement on Form S-1, including a preliminary prospectus, related to the offering was filed with the SEC on July 26, 2012 but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication media together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel:  (312) 943-1123 (Direct)

Email: bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.